April 12, 2004


  GenVec, Inc.
  65 West Watkins Mill Road
  Gaithersburg, Maryland 20878

  Ladies and Gentlemen:

       The undersigned is a director of GenVec, Inc. ("GenVec") and is the beneficial holder of common stock, par value $0.001 per share ("GenVec Common Stock") of GenVec.
       The undersigned understands that GenVec proposes, through Stonegate Securities, Inc., as placement agent, to sell shares of GenVec Common Stock to certain purchasers pursuant to an effective Registration Statement on Form S-3 filed by GenVec with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended (the "Offering"). The undersigned recognizes that (i) GenVec will incur substantial expense associated with the Offering, (ii) the Offering will be of benefit to the undersigned as a stockholder in GenVec and (iii) the Offering will benefit GenVec by, among other things, raising additional capital for its operations.
       In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees and undertakes as follows:
       1. Without the prior written consent of GenVec, during the period beginning on the date first above written and continuing to and including the date that is 30 days after the completion of the Offering (the "Lock-Up Period"), the undersigned will not, directly or indirectly offer, sell, contract to sell or otherwise dispose of, any shares of GenVec Common Stock or securities convertible into or exercisable or exchangeable for shares of GenVec Common Stock or enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of shares of GenVec Common Stock whether any such swap or other agreement is to be settled by delivery of shares of GenVec Common Stock, other securities, cash or otherwise.
       2. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, GenVec shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.
       3. The undersigned understands that GenVec is relying on this Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.
       4. This Agreement shall terminate upon the first to occur of expiration of the Lock-Up Period, abandonment of the Offering, or the waiver or release by GenVec of the undersigned's obligations under this Agreement.

       IN WITNESS WHEREOF and intending to be legally binding hereby, the undersigned has executed this Agreement as of the date first above written.
                                Very truly yours,
                                RHO MANAGEMENT TRUST II
                                By: Rho Capital Partners, Inc.
                                          As Investment Adviser


                                /s/ Joshua Ruch

                                Name: Joshua Ruch


  Accepted this ___th day
  of April, 2004

  GENVEC, INC.


  By:
  Name:  Paul H. Fischer, Ph.D.
  Title:   Chief Executive Officer and
       President